Contacts: Investors and Analysts: Jackson Kelly T +01 404.676.7563 Media: Kent Landers T +01 404.676.2683	The Coca-Cola Company Global Public Affairs & Communications Department P.O. Box 1734 Atlanta, GA 30301

THE COCA-COLA COMPANY REPORTS
THIRD QUARTER AND YEAR-TO-DATE 2013 RESULTS

2% global volume growth in the third quarter with 2% growth in global price/mix

Global value share gains in total nonalcoholic ready-to-drink beverages

Brand Coca-Cola volume growth of 2% worldwide and 2% in North America in the third quarter

Third Quarter and Year-to-Date 2013 Highlights

•	Third quarter volume grew 2% and year-to-date volume grew 2%. Coca-Cola Americas grew 1% in both the quarter and year to date and Coca-Cola International grew 3% in both the quarter and year to date.

•	Global value share gains achieved in the quarter in total nonalcoholic ready-to-drink (NARTD) beverages and in core sparkling and still beverages.

•
Reported net revenues declined 3% in the third quarter and 2% year to date. Excluding the impact of structural changes, comparable currency neutral net revenues grew 4% in the quarter and 3% year to date.

•
Reported operating income declined 12% in the third quarter and 6% year to date. Excluding the impact of structural changes, comparable currency neutral operating income grew 8% in the quarter and 6% year to date.

•	Currency was a 2% headwind on comparable net revenues and a 5% headwind on comparable operating income in the quarter.

•
Third quarter reported EPS was $0.54, up 8%, and comparable EPS was $0.53, up 4%, despite an approximate 5% currency headwind.  Year-to-date reported EPS was $1.52, down 2%, and comparable EPS was $1.62, up 4%, despite two fewer selling days in the first nine months of 2013 and an approximate 4% currency headwind.

ATLANTA, Oct. 15, 2013 – The Coca-Cola Company today reported third quarter and year-to-date 2013 results, with continued global value share gains in total nonalcoholic ready-to-drink (NARTD) beverages.
Muhtar Kent, Chairman and Chief Executive Officer of The Coca-Cola Company said, “We delivered sound third quarter results in the confines of an ongoing challenged macroeconomic environment driven by increasing volatility across emerging markets. Our global volume grew 2% in the quarter and we continued to grow worldwide value share in total nonalcoholic ready-to-drink beverages due to the strength of our portfolio, the diversity of our global footprint and an ongoing concerted focus on marketplace execution. While we saw sequential improvement in the business compared to the second quarter, together with our global bottling partners, we remain constructively discontent and resolutely focused on further advancing our growth trajectory.
“While we are certainly not immune to the impact of global macroeconomic events, our 2020 Vision and long-term strategies remain firmly intact. Together with our global bottling partners, we are investing in our brands and our capabilities to further strengthen our system and to drive sustainable growth and value. Importantly, the Company remains committed to its long-term performance goals and to delivering shareowner returns by always providing our consumers with the brands and beverages they love.”

PERFORMANCE HIGHLIGHTS
The Coca-Cola Company reported worldwide volume growth of 2% in the third quarter against the backdrop of increasing volatility in several emerging markets, bringing year-to-date worldwide volume growth to 2%. Coca-Cola Americas grew volume 1% in both the quarter and year to date, with North America volume up 2% and Latin America volume even in the quarter. Coca-Cola International grew volume 3% in both the quarter and year to date, with third quarter Pacific volume up 5%, Eurasia and Africa volume up 4%, and Europe volume down 1%. The Company reported solid volume growth in the quarter in key developed markets, including Germany (+3%), the Northwest Europe and Nordics business unit (+3%), and North America (+2%). Our China business grew volume 9% and India delivered 6% volume growth in the quarter driving sequential improvements for both countries compared to last quarter due to a focus on execution amidst normalized weather.

We grew global value share in NARTD beverages for the 25th consecutive quarter, with volume and value share gains across core sparkling, juice and juice drinks, sports drinks, and ready-to-drink tea. Brand health remains strong, with improvements in favorite brand scores for brand Coca-Cola, Sprite and Fanta. Our immediate consumption beverage volume continued to grow, up 2% globally in both the quarter and year to date, driven by focused in-store activation efforts and continued cold-drink equipment expansion.
Worldwide sparkling beverage volume was up 1% in the quarter and 2% year to date. We grew global volume and value share in core sparkling beverages in the quarter, led by brand Coca-Cola, as we continued successful marketing campaigns such as “Share a Coke” across many markets around the world and continued to offer consumers relevant price and package size choices as well as promotions centered on “Coke with Meals”. Worldwide brand Coca-Cola volume grew 2% in both the quarter and year to date, with growth in the quarter across diverse markets, including Thailand (+27%), India (+22%), Russia (+11%), the Philippines (+9%), Germany (+8%) and North America (+2%). In September, we launched the 2014 FIFA World CupTM Trophy Tour, inviting fans across 89 countries to celebrate the trophy that is presented to the country winning the FIFA World CupTM. The tour will be at the heart of Coca-Cola’s most extensive FIFA World CupTM marketing campaign to date, covering more than 170 markets globally. Sprite volume grew 3% in the quarter, driven by the activation of global marketing campaigns in locally relevant ways such as the Sprite “Obey You” campaign.
Worldwide still beverage volume grew 3% in the quarter, cycling strong 10% growth, with volume growth across most beverage categories and volume and value share gains in ready-to-drink tea, juice and juice drinks, and sports drinks. Ready-to-drink tea volume grew 5% in the quarter, with strong performance of key brands such as Gold Peak and Honest Tea in North America, Ayataka green tea in Japan and Fuze Tea across multiple markets worldwide. Energy drinks volume grew 4% in the quarter. Packaged water volume grew 5% in the quarter, led by Dasani, as we continue to focus on innovative and sustainable packaging and marketing programs.

OPERATING REVIEW

	Three Months Ended September 27, 2013
	% Favorable / (Unfavorable)
	Unit Case Volume	Net Revenues	Operating Income	Comparable Currency Neutral Operating Income

Total Company	2	(3)	(12)	7

Eurasia & Africa	4	(4)	(6)	5
Europe	(1)	10	6	6
Latin America	—	—	(2)	11
North America	2	1	(3)	3
Pacific	5	(9)	(6)	8
Bottling Investments	(18)	(17)	(48)	(11)

	Nine Months Ended September 27, 2013
	% Favorable / (Unfavorable)
	Unit Case Volume	Net Revenues	Operating Income	Comparable Currency Neutral Operating Income

Total Company	2	(2)	(6)	5

Eurasia & Africa	9	3	5	13
Europe	(2)	2	(1)	—
Latin America	2	3	2	11
North America	—	—	(8)	—
Pacific	3	(6)	(3)	3
Bottling Investments	(14)	(10)	10	25

Eurasia & Africa

•
Our Eurasia and Africa Group's volume grew 4% in the quarter and 9% year to date, cycling 11% growth in the prior year quarter. Volume growth in the third quarter was once again led by Middle East and North Africa, up 8% (up 5% excluding the benefit of acquired volume) and Central, East and West Africa, up 6%. Reported net revenues for the quarter decreased 4%, reflecting a 4% increase in concentrate sales, offset by unfavorable price/mix of 1% and a 7% currency headwind. Comparable currency neutral net revenues increased 3% in the quarter. Reported operating income decreased 6% in the quarter. Comparable currency neutral operating income increased 5% in the quarter, driven by volume, pricing, product mix and the timing of expenses.

•
During the quarter, Eurasia and Africa maintained volume share in total NARTD beverages and grew volume share in sparkling beverages and juice and juice drinks. Sparkling beverage volume grew 4% in the quarter, led by brand Coca-Cola, which grew 3%, as we continued to focus on driving executional capabilities in the marketplace, expanding consumer choice in package and price options focusing on affordability, and driving integrated marketing campaigns such as “Thirsty for Summer” and “Coke with Meals”. Sprite volume grew 4% in the quarter as we launched the Sprite “Obey You” campaign across many markets. Still beverage volume grew 3% in the quarter, including the benefit of acquired brands. In Russia, we gained volume and value share in core sparkling beverages, juice and juice drinks, and sports drinks, as we continued to drive strong performance in our premium sparkling and juice brands supported by a “Summer Refreshment” integrated marketing campaign across the country. Key contributors to volume growth in the quarter were brand Coca-Cola, Dobriy and Schweppes.

Europe

•
Our Europe Group's volume declined 1% in the quarter and 2% year to date, cycling a 1% increase in the prior year quarter. The underlying macro environment in Europe continued to be volatile in the third quarter, especially in southern Europe, where unemployment remains high and consumer confidence remains low. Reported net revenues grew 10% in the quarter, reflecting even concentrate sales, positive price/mix of 8%, and a 2% currency tailwind. Price/mix includes the benefit of consolidating the innocent branded juice and smoothie business. Comparable currency neutral net revenues increased 8% in the quarter. After adjusting for unit case sales without concentrate sales equivalents, concentrate sales in the quarter were roughly in line with unit case sales. Reported operating income increased 6% in the quarter.  Comparable currency neutral operating income also increased 6% in the quarter, reflecting pricing, product mix and the timing of expenses, partially offset by higher cost of goods sold and operating expenses due to the consolidation of the innocent branded juice and smoothie business.

•
During the quarter, the Europe Group gained volume share in core sparkling and juice and juice drinks. The popular “Share a Coke” marketing campaign continued across most of Europe and was launched in Iberia in September. We saw improved performance in northern Europe as evidenced by a return to growth for both our Northwest Europe and Nordics business unit and our Germany business unit, with each delivering 3% volume growth in the quarter supported by the “Share a Coke” campaign, the “Coke with Meals” program and the “Crazy for Good” campaign encouraging random acts of kindness. Southern Europe remains challenging, as our Central and Southern Europe (CSE) and Iberia business units managed through ongoing challenging macroeconomic conditions, with CSE gaining volume share and Iberia maintaining volume share in total NARTD beverages through an occasion-based package, price and channel segmentation strategy and brand-building programs.

Latin America

•
Our Latin America Group's volume was even in the quarter, cycling 5% growth in the prior year quarter, and grew 2% year to date. Volume in the quarter was up 5% in Latin Center and up 3% in South Latin. Brazil volume declined 1% in the quarter, cycling 6% growth in the prior year quarter, against the backdrop of a deteriorating macroeconomic environment. Mexico volume decreased 2% in the quarter, cycling strong 6% growth in the prior year quarter and reflecting both a slower economy and significant disruption caused by hurricanes Manuel and Ingrid in September. Reported net revenues for the quarter were even, reflecting a 3% decrease in concentrate sales and positive price/mix of 12%, offset by a currency headwind of 9%. Comparable currency neutral net revenues increased 10% in the quarter. Concentrate sales in the quarter lagged unit case sales primarily due to the timing of shipments. Reported operating income was down 2% in the quarter, with comparable currency neutral operating income up 11%, primarily reflecting pricing and product mix partially offset by strong marketing investments.

•
During the quarter, the Latin America Group gained volume share in total NARTD, sparkling beverages and still beverages. This performance was driven by continued activation of campaigns such as “Coke with Meals”, “Crazy for Good”, and sponsorship of the upcoming 2014 FIFA World CupTM, as well as investments in cold-drink equipment and continued segmentation across multiple price points and package sizes. In the quarter, Sprite volume was up 3% and Fanta volume was up 1%. Still beverage volume grew 2% in the quarter, driven by growth in juice and juice drinks, sports drinks, value-added dairy and packaged water.

North America

•
Our North America Group's volume grew 2% in the quarter, cycling 2% growth in the prior year quarter, and was even year to date. Reported and comparable currency neutral net revenues for the quarter grew 1%, reflecting 2% growth in “as reported” volume and even price/mix, partially offset by a 1% impact from structural changes. Third quarter reported operating income declined 3%. Comparable currency neutral operating income grew 3% in the quarter, reflecting solid volume performance and the efficient management of operating expenses.

•
During the quarter, North America gained volume and value share in NARTD beverages as we remain focused on our core strategies of building strong brands, creating value with customers and building system capabilities to sustain our success. In addition, we gained volume and value share in both sparkling and still beverages, and gained volume and value share in juice and juice drinks, packaged water, ready-to-drink tea, and energy drinks. Sparkling beverage volume was even in the quarter with sparkling beverage price/mix growth of 1% as we remain committed to a rational pricing environment. All five of our largest sparkling brands (Coca-Cola, Diet Coke, Coca-Cola Zero, Sprite and Fanta) saw sequential improvement compared to last quarter, led by brand Coca-Cola, up 2% in the quarter. Coca-Cola Zero volume grew 5% in the quarter with strong activation around the launch of Caffeine Free Coca-Cola Zero. Still beverage volume grew 5% in the quarter, with balanced growth across all categories. Our ready-to-drink tea portfolio delivered double-digit growth in the quarter, fueled by our multi-brand strategy with growth in Gold Peak, Honest Tea and Fuze. Our portfolio of juice and juice drink brands grew volume 4% in the quarter, with the Simply trademark up 7%. Our packaged water portfolio grew volume 5% in the quarter, led by Dasani.

Pacific

•
Our Pacific Group's volume grew 5% in the quarter and 3% year to date, cycling 4% growth in the prior year quarter. Reported net revenues for the quarter declined 9%, reflecting 6% concentrate sales growth, offset by unfavorable price/mix of 3%, a 6% currency headwind, and a 6% structural impact, primarily related to the deferral of revenue and gross profit associated with the intercompany portion of concentrate sales to Coca-Cola East Japan (CCEJ) subsequent to the closing of the merger of four bottlers to create CCEJ on July 1, 2013. The unfavorable price/mix in the quarter was primarily a result of geographic mix as well as shifts in product and package mix within individual markets. Comparable currency neutral net revenues increased 2%. Concentrate sales in the quarter were ahead of unit case sales due to timing, primarily in China and Japan. For the full year, we expect concentrate sales to be in line with unit case sales. Reported operating income decreased 6% in the quarter. Comparable currency neutral operating income increased 8% in the quarter, reflecting volume growth and the efficient management of operating expenses.

•
Volume growth in the quarter was broad based, with 21% growth in Vietnam, 9% growth in China, 8% growth in Thailand and 6% growth in India. Sparkling beverage volume growth was 5% in the quarter, led by brand Coca-Cola, up 7%, and Sprite, up 5%. Still beverage volume grew 5% in the quarter, with double-digit growth in packaged water. In India, we gained volume and value share in NARTD beverages as well as in sparkling and still beverages in the quarter. India sparkling beverage volume growth in the quarter was led by brand Coca-Cola, up 22%, and driven by strong integrated marketing campaigns and continued expansion of packaging choices to consumers. Japan's sparkling beverage volume grew 1% in the quarter, supported by music-themed integrated marketing campaigns such as the “Zero Limit” campaign for Coca-Cola Zero, which grew 6%. China's sparkling beverage volume grew 8% in the quarter, supported by our popular “Share a Coke” integrated marketing campaign, and still beverage volume grew 10%.

Bottling Investments

•
Our Bottling Investments Group's (BIG) volume grew 8% in the quarter on a comparable basis after adjusting for the net impact of structural changes, primarily the deconsolidation of the Philippine and Brazilian bottling operations in 2013. BIG volume including the impact of structural changes was down 18% in the quarter and 14% year to date. Volume growth in the quarter after adjusting for the impact of structural changes was led by China and Germany, as well as markets within BIG's Southeast Asian operations. Reported net revenues for the quarter declined 17%. This reflects the 8% volume growth and a currency tailwind of 2%, offset by unfavorable price/mix of 2% and a 25% net impact due to structural changes. Comparable currency neutral net revenues declined 19% in the quarter. Reported operating income in the quarter declined 48%. Comparable currency neutral operating income decreased 11% in the quarter, reflecting structural changes, primarily the deconsolidation of the Philippine and Brazilian bottling operations in 2013, partially offset by the increase in revenues resulting from volume growth and positive pricing in select markets.

FINANCIAL REVIEW
Third quarter reported net revenues declined 3%, with comparable net revenues down 2%. The 3% decline reflects a 1% increase in concentrate sales and 2% price/mix, offset by a 4% impact from structural changes, principally the deconsolidation of bottling operations in the Philippines and Brazil, and a 2% currency headwind. Excluding the impact of structural changes, comparable currency neutral net revenues grew 4% in the quarter and 3% year to date. We anticipate that the Philippine bottling transaction, together with the bottling transaction in Brazil, will reduce our full-year 2013 reported net revenues by 3%. Concentrate sales in the quarter were slightly below unit case sales primarily due to timing. After adjusting for unit case sales without concentrate sales equivalents, year-to-date concentrate sales were in line with unit case sales. For the full year, we expect concentrate sales to be in line with unit case sales. We achieved solid pricing across key markets around the world leading to global NARTD value share growth for the 25th consecutive quarter.
Reported and comparable cost of goods sold both decreased 1% in the quarter, reflecting a 1% increase in concentrate sales offset by the impact of structural changes, primarily the deconsolidation of the Philippine and Brazilian bottling operations in 2013. Currency reduced comparable cost of goods sold in the quarter by 1%. Excluding the impact of structural changes, comparable currency neutral cost of goods sold was up 6% in the quarter. Items impacting comparability in the quarter primarily included net gains/losses on commodities hedging.
Reported SG&A expenses declined 4% in the quarter and comparable SG&A expenses declined 5%. Currency reduced comparable SG&A expenses by 1% in the quarter. Excluding the impact of structural changes, comparable currency neutral SG&A expenses were even in the quarter, as we captured five points of operating expense leverage even as we solidly increased our direct marketing expenses. The structural changes in the quarter primarily reflect the deconsolidation of the Philippine and Brazilian bottling operations in 2013. We continue to expect to achieve low single-digit operating expense leverage for the full year.
Third quarter reported operating income decreased 12%. Excluding the impact of structural changes, primarily the deconsolidation of the Philippine and Brazilian bottling operations in 2013, comparable currency neutral operating income grew 8% in the quarter and 6% year to date. Items impacting comparability reduced third quarter 2013 operating income by $376 million and increased third quarter 2012 operating income by $3 million. Currency reduced comparable operating income by 5% in the quarter. Including our hedge positions, current spot rates and the cycling of our prior year rates, we estimate currency will have a 5% to 6% unfavorable impact on comparable operating income for the fourth quarter and a 4% unfavorable impact for the full year. Further, we anticipate that the Philippine bottling transaction, together with the bottling transaction in Brazil, will have a 1% structural impact on our full-year 2013 operating income, with this decline offset by a related improvement in equity income. For the third quarter, equity income came in lower than in the prior year quarter due to ongoing challenging macroeconomic conditions around the world.
Year-to-date net share repurchases totaled $2.8 billion. We are targeting net share repurchases of $3.0 to $3.5 billion for the full year.
Third quarter reported EPS was $0.54 and comparable EPS was $0.53. Items impacting comparability increased third quarter 2013 reported EPS by a net $0.01 and reduced third quarter 2012 reported EPS by a net $0.01. In both periods, these items included restructuring charges, costs related to global productivity initiatives, net gains/losses related to our economic hedges, primarily commodities, and certain tax matters. Items impacting comparability in third quarter 2013 also included transaction gains and impairment charges. Items impacting comparability in third quarter 2012 also included charges related to changes in the structure of Beverage Partners Worldwide (BPW), charges related to the supply of Brazilian orange juice and charges related to equity investees.
Year-to-date cash from operations was $7,712 million, a decrease of 2% versus the prior year. The decrease was primarily attributable to the impact of having two fewer selling days versus the comparable period in the prior year, the impact of foreign currency exchange rates, an increase in tax payments and the effect of the deconsolidation of the Philippine and Brazilian bottling operations during 2013.

Effective Tax Rate
The reported effective tax rate for the quarter was 27.4%. The underlying effective tax rate on operations for the quarter was 23.0%. The variance between the reported rate and the underlying rate was due to the tax effect of various items impacting comparability, separately disclosed in this document in the Reconciliation of GAAP and Non-GAAP Financial Measures schedule.

The underlying effective tax rate does not reflect the impact of significant or unusual items and discrete events, which, if and when they occur, are separately recognized in the appropriate period.

Items Impacting Prior Year Results
First quarter 2012 results included a net gain of $0.01 per share due to gains related to equity investees and net gains related to our economic hedges, partially offset by restructuring charges, costs related to global productivity initiatives, charges related to changes in the structure of BPW and charges related to the supply of Brazilian orange juice.
Items impacting results had no net effect on second quarter 2012 reported EPS. These items included gains related to equity investees and certain tax matters, offset by restructuring charges, costs related to global productivity initiatives, charges related to changes in the structure of BPW, charges related to the supply of Brazilian orange juice and net losses related to our economic hedges.
Third quarter 2012 results included a net charge of $0.01 per share due to restructuring charges, costs related to global productivity initiatives, charges related to changes in the structure of BPW, charges related to the supply of Brazilian orange juice and charges related to equity investees, partially offset by net gains related to our economic hedges.

NOTES

•	All references to growth rate percentages, share and cycling of growth rates compare the results of the period to those of the prior year comparable period.

•	“Concentrate sales” represents the amount of concentrates, syrups, beverage bases and powders sold by, or used in finished beverages sold by, the Company to its bottling partners or other customers.

•	“Sparkling beverages” means NARTD beverages with carbonation, including energy drinks and carbonated waters and flavored waters.

•
“Still beverages” means nonalcoholic beverages without carbonation, including noncarbonated waters, flavored waters and enhanced waters, juices and juice drinks, teas, coffees, sports drinks and noncarbonated energy drinks.

•
All references to volume and volume percentage changes indicate unit case volume, except for the reference to volume included in the explanation of net revenue growth for North America. All volume percentage changes, unless otherwise noted, are computed based on average daily sales. “Unit case” means a unit of measurement equal to 24 eight-ounce servings of finished beverage. “Unit case volume” means the number of unit cases (or unit case equivalents) of Company beverages directly or indirectly sold by the Company and its bottling partners to customers.

•
For both North America and Bottling Investments Group, net revenue growth attributable to volume reflects the percentage change in “as reported” volume, which is based on as reported sales rather than average daily sales and includes the impact of structural changes, where applicable. For North America, this volume represents Coca-Cola Refreshments' unit case sales (which are equivalent to concentrate sales) plus concentrate sales to non-Company-owned bottling operations.

•
Year-to-date 2013 financial results were impacted by two fewer selling days, and fourth quarter 2013 financial results will be impacted by one additional selling day. Unit case volume results for the quarters are not impacted by the variance in selling days due to the average daily sales computation referenced above.

•
In January 2012, the Company announced that Beverage Partners Worldwide (BPW), our joint venture with Nestlé in the ready-to-drink tea category, will focus its geographic scope primarily in Europe and Canada. The joint venture was phased out in all other territories by the end of 2012, and the Company's agreement to distribute products in the United States terminated at the end of 2012. We have eliminated the BPW and Nestlé licensed volume and associated concentrate sales for the year ended Dec. 31, 2012 in those countries impacted by these structural changes.

•
As previously announced, effective Jan. 1, 2013, the Company transferred our India and South West Asia business unit from the Eurasia and Africa operating segment to the Pacific operating segment. The countries included in our India and South West Asia business unit are Bangladesh, Bhutan, India, the Maldives, Nepal and Sri Lanka. This change in organizational structure did not impact the other geographic operating segments, Bottling Investments or Corporate. The reclassified historical operating segment data reflecting the change in organizational structure was disclosed in a Form 8-K filed with the U.S. Securities and Exchange Commission on March 21, 2013.

•
The Company reports its financial results in accordance with accounting principles generally accepted in the United States (GAAP). However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing our ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company's performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. Our non-GAAP financial information does not represent a comprehensive basis of accounting.

CONFERENCE CALL
We are hosting a conference call with investors and analysts to discuss third quarter and year-to-date 2013 results today, Oct. 15, 2013 at 9:30 a.m. EDT. We invite investors to listen to a live audiocast of the conference call at our website, http://www.coca-colacompany.com in the “Investors” section. A replay in downloadable MP3 format will also be available within 24 hours after the audiocast on our website. Further, the “Investors” section of our website includes a reconciliation of non-GAAP financial measures that may be used periodically by management when discussing our financial results with investors and analysts to our results as reported under GAAP.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(UNAUDITED)
(In millions except per share data)

	Three Months Ended
	September 27, 2013	September 28, 2012	% Change[1]
Net Operating Revenues	$12,030	$12,340	(3)
Cost of goods sold	4,793	4,853	(1)
Gross Profit	7,237	7,487	(3)
Selling, general and administrative expenses	4,424	4,630	(4)
Other operating charges	341	64	429
Operating Income	2,472	2,793	(12)
Interest income	136	118	15
Interest expense	90	102	(11)
Equity income (loss) — net	204	252	(19)
Other income (loss) — net	658	23	2,906
Income Before Income Taxes	3,380	3,084	10
Income taxes	925	755	23
Consolidated Net Income	2,455	2,329	5
Less: Net income attributable to noncontrolling interests	8	18	(61)
Net Income Attributable to Shareowners of The Coca-Cola Company	$2,447	$2,311	6
Diluted Net Income Per Share[2]	$0.54	$0.50	8
Average Shares Outstanding — Diluted[2]	4,498	4,587

[1]	Certain growth rates may not recalculate using the rounded dollar amounts provided.

[2]
For the three months ended September 27, 2013, and September 28, 2012, basic net income per share was $0.55 for 2013 and $0.51 for 2012 based on average shares outstanding — basic of 4,426 for 2013 and 4,502 for 2012. Basic net income per share and diluted net income per share are calculated based on net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(UNAUDITED)
(In millions except per share data)

	Nine Months Ended
	September 27, 2013	September 28, 2012	% Change[1]
Net Operating Revenues	$35,814	$36,562	(2)
Cost of goods sold	14,106	14,425	(2)
Gross Profit	21,708	22,137	(2)
Selling, general and administrative expenses	12,991	13,308	(2)
Other operating charges	594	233	155
Operating Income	8,123	8,596	(6)
Interest income	381	345	10
Interest expense	314	302	4
Equity income (loss) — net	537	637	(16)
Other income (loss) — net	522	156	236
Income Before Income Taxes	9,249	9,432	(2)
Income taxes	2,331	2,236	4
Consolidated Net Income	6,918	7,196	(4)
Less: Net income attributable to noncontrolling interests	44	43	—
Net Income Attributable to Shareowners of The Coca-Cola Company	$6,874	$7,153	(4)
Diluted Net Income Per Share[2]	$1.52	$1.56	(2)
Average Shares Outstanding — Diluted[2]	4,518	4,593

[1]	Certain growth rates may not recalculate using the rounded dollar amounts provided.

[2]
For the nine months ended September 27, 2013, and September 28, 2012, basic net income per share was $1.55 for 2013 and $1.58 for 2012 based on average shares outstanding — basic of 4,442 for 2013 and 4,513 for 2012. Basic net income per share and diluted net income per share are calculated based on net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(UNAUDITED)
(In millions except par value)

	September 27, 2013	December 31, 2012
ASSETS
Current Assets
Cash and cash equivalents	$11,118	$8,442
Short-term investments	6,139	5,017
Total Cash, Cash Equivalents and Short-Term Investments	17,257	13,459
Marketable securities	3,202	3,092
Trade accounts receivable, less allowances of $57 and $53, respectively	5,116	4,759
Inventories	3,321	3,264
Prepaid expenses and other assets	2,680	2,781
Assets held for sale	—	2,973
Total Current Assets	31,576	30,328
Equity Method Investments	10,385	9,216
Other Investments, Principally Bottling Companies	1,150	1,232
Other Assets	4,270	3,585
Property, Plant and Equipment — Net	14,548	14,476
Trademarks With Indefinite Lives	6,608	6,527
Bottlers' Franchise Rights With Indefinite Lives	7,426	7,405
Goodwill	12,412	12,255
Other Intangible Assets	1,057	1,150
Total Assets	$89,432	$86,174

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable and accrued expenses	$10,590	$8,680
Loans and notes payable	18,840	16,297
Current maturities of long-term debt	3,194	1,577
Accrued income taxes	418	471
Liabilities held for sale	—	796
Total Current Liabilities	33,042	27,821
Long-Term Debt	14,173	14,736
Other Liabilities	4,445	5,468
Deferred Income Taxes	5,307	4,981
The Coca-Cola Company Shareowners' Equity
Common stock, $0.25 par value; Authorized — 11,200 shares; Issued — 7,040 and 7,040 shares, respectively	1,760	1,760
Capital surplus	12,122	11,379
Reinvested earnings	61,187	58,045
Accumulated other comprehensive income (loss)	(4,699)	(3,385)
Treasury stock, at cost — 2,624 and 2,571 shares, respectively	(38,238)	(35,009)
Equity Attributable to Shareowners of The Coca-Cola Company	32,132	32,790
Equity Attributable to Noncontrolling Interests	333	378
Total Equity	32,465	33,168
Total Liabilities and Equity	$89,432	$86,174

THE COCA-COLA COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(UNAUDITED)
(In millions)

	Nine Months Ended
	September 27, 2013	September 28, 2012
Operating Activities
Consolidated net income	$6,918	$7,196
Depreciation and amortization	1,444	1,469
Stock-based compensation expense	155	254
Deferred income taxes	179	156
Equity (income) loss — net of dividends	(270)	(338)
Foreign currency adjustments	140	(106)
Significant (gains) losses on sales of assets — net	(670)	(108)
Other operating charges	331	98
Other items	137	61
Net change in operating assets and liabilities	(652)	(842)
Net cash provided by operating activities	7,712	7,840
Investing Activities
Purchases of investments	(11,451)	(11,759)
Proceeds from disposals of investments	9,601	4,428
Acquisitions of businesses, equity method investments and nonmarketable securities	(326)	(1,148)
Proceeds from disposals of businesses, equity method investments and nonmarketable securities	869	19
Purchases of property, plant and equipment	(1,625)	(1,971)
Proceeds from disposals of property, plant and equipment	64	73
Other investing activities	(115)	(41)
Net cash provided by (used in) investing activities	(2,983)	(10,399)
Financing Activities
Issuances of debt	31,147	32,888
Payments of debt	(27,293)	(28,790)
Issuances of stock	1,079	1,319
Purchases of stock for treasury	(3,892)	(3,619)
Dividends	(2,494)	(2,304)
Other financing activities	70	107
Net cash provided by (used in) financing activities	(1,383)	(399)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(670)	(230)
Cash and Cash Equivalents
Net increase (decrease) during the period	2,676	(3,188)
Balance at beginning of period	8,442	12,803
Balance at end of period	$11,118	$9,615

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments
(UNAUDITED)
(In millions)

Three Months Ended

	Net Operating Revenues			Operating Income (Loss)			Income (Loss) Before Income Taxes
	September 27, 2013	September 28, 2012	% Fav. / (Unfav.)	September 27, 2013	September 28, 2012	% Fav. / (Unfav.)	September 27, 2013	September 28, 2012	% Fav. / (Unfav.)
Eurasia & Africa	$669	$698	(4)	$231	$244	(6)	$228	$248	(8)
Europe	1,420	1,289	10	742	698	6	755	716	5
Latin America	1,230	1,226	—	720	734	(2)	719	734	(2)
North America	5,719	5,670	1	803	832	(3)	805	838	(4)
Pacific	1,496	1,646	(9)	575	613	(6)	585	616	(5)
Bottling Investments	1,832	2,208	(17)	22	44	(48)	214	269	(20)
Corporate	27	26	—	(621)	(372)	(67)	74	(337)	N/A
Eliminations	(363)	(423)	14	—	—	N/A	—	—	N/A
Consolidated	$12,030	$12,340	(3)	$2,472	$2,793	(12)	$3,380	$3,084	10

Note:	Certain growth rates may not recalculate using the rounded dollar amounts provided.
During the three months ended September 27, 2013, the results of our operating segments were impacted by the following items:

•	Intersegment revenues were $188 million for Europe, $22 million for Latin America, $4 million for North America, $128 million for Pacific and $21 million for Bottling Investments.

•
Operating income (loss) and income (loss) before income taxes were reduced by $1 million for Europe, $53 million for North America, $2 million for Pacific, $45 million for Bottling Investments and $41 million for Corporate due to charges related to the Company's productivity and reinvestment program as well as other restructuring initiatives. Operating income (loss) and income (loss) before income taxes were increased by $2 million for North America due to the refinement of previously established accruals related to the Company's integration of Coca-Cola Enterprises' ("CCE") former North America business.

•	Operating income (loss) and income (loss) before income taxes were reduced by $190 million for Corporate due to impairment charges recorded on certain of the Company's intangible assets.

•	Operating income (loss) and income (loss) before income taxes were reduced by $11 million for Pacific due to a charge associated with certain of the Company's fixed assets.

•
Income (loss) before income taxes was increased by $615 million for Corporate due to a gain the Company recognized on the deconsolidation of our Brazilian bottling operations as a result of their combination with an independent bottling partner.

•
Income (loss) before income taxes was increased by $30 million for Corporate due to the merger of four of the Company's Japanese bottling partners in which we held equity method investments prior to their merger.

•
Income (loss) before income taxes was increased by a net $8 million for Bottling Investments due to the Company’s proportionate share of unusual or infrequent items recorded by certain of our equity method investees.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments
(UNAUDITED)
(In millions)

Three Months Ended (continued)
During the three months ended September 28, 2012, the results of our operating segments were impacted by the following items:

•	Intersegment revenues were $165 million for Europe, $55 million for Latin America, $1 million for North America, $176 million for Pacific and $26 million for Bottling Investments.

•
Operating income (loss) and income (loss) before income taxes were reduced by $48 million for North America, $1 million for Pacific, $14 million for Bottling Investments and $10 million for Corporate due to charges related to the Company's productivity and reinvestment program as well as other restructuring initiatives. Operating income (loss) and income (loss) before income taxes were increased by $1 million for Pacific and $5 million for Corporate due to the refinement of previously established accruals related to the Company's 2008–2011 productivity initiatives. Operating income (loss) and income (loss) before income taxes were increased by $5 million for North America due to the refinement of previously established accruals related to the Company's integration of CCE's former North America business.

•
Operating income (loss) and income (loss) before income taxes were reduced by $9 million for North America due to costs associated with the Company detecting residues of carbendazim, a fungicide that is not registered in the U.S. for use on citrus products, in orange juice imported from Brazil for distribution in the U.S.

•
Income (loss) before income taxes was reduced by $1 million for Latin America, $1 million for North America, $2 million for Pacific and was increased by $1 million for Eurasia and Africa and $3 million for Europe due to changes in the structure of Beverage Partners Worldwide ("BPW"), our 50/50 joint venture with Nestlé S.A. ("Nestlé") in the ready-to-drink tea category.

•
Income (loss) before income taxes was reduced by a net $10 million for Bottling Investments due to the Company’s proportionate share of unusual or infrequent items recorded by certain of our equity method investees.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments
(UNAUDITED)
(In millions)

Nine Months Ended

	Net Operating Revenues			Operating Income (Loss)			Income (Loss) Before Income Taxes
	September 27, 2013	September 28, 2012	% Fav. / (Unfav.)	September 27, 2013	September 28, 2012	% Fav. / (Unfav.)	September 27, 2013	September 28, 2012	% Fav. / (Unfav.)
Eurasia & Africa	$2,103	$2,041	3	$845	$806	5	$868	$821	6
Europe	4,065	3,980	2	2,261	2,290	(1)	2,318	2,340	(1)
Latin America	3,673	3,557	3	2,209	2,164	2	2,213	2,164	2
North America	16,319	16,388	—	1,875	2,039	(8)	1,879	2,066	(9)
Pacific	4,616	4,921	(6)	2,024	2,089	(3)	2,042	2,088	(2)
Bottling Investments	6,108	6,808	(10)	186	169	10	677	750	(10)
Corporate	124	108	14	(1,277)	(961)	(33)	(748)	(797)	6
Eliminations	(1,194)	(1,241)	4	—	—	N/A	—	—	N/A
Consolidated	$35,814	$36,562	(2)	$8,123	$8,596	(6)	$9,249	$9,432	(2)

Note:	Certain growth rates may not recalculate using the rounded dollar amounts provided.
During the nine months ended September 27, 2013, the results of our operating segments were impacted by the following items:

•	Intersegment revenues were $520 million for Europe, $169 million for Latin America, $13 million for North America, $431 million for Pacific and $61 million for Bottling Investments.

•
Operating income (loss) and income (loss) before income taxes were reduced by $2 million for Eurasia and Africa, $7 million for Europe, $190 million for North America, $16 million for Pacific, $86 million for Bottling Investments and $97 million for Corporate due to charges related to the Company's productivity and reinvestment program as well as other restructuring initiatives. Operating income (loss) and income (loss) before income taxes were increased by $2 million for North America due to the refinement of previously established accruals related to the Company's integration of CCE's former North America business. Operating income (loss) and income (loss) before income taxes were increased by $1 million for Pacific and $1 million for Corporate due to the refinement of previously established accruals related to the Company's 2008–2011 productivity initiatives.

•	Operating income (loss) and income (loss) before income taxes were reduced by $190 million for Corporate due to impairment charges recorded on certain of the Company's intangible assets.

•	Operating income (loss) and income (loss) before income taxes were reduced by $11 million for Pacific due to a charge associated with certain of the Company's fixed assets.

•	Operating income (loss) and income (loss) before income taxes were reduced by $7 million for Corporate due to transaction costs associated with certain of the Company's bottling partners.

•
Operating income (loss) and income (loss) before income taxes were increased by $3 million for North America due to the refinement of previously established accruals related to the loss or damage of certain fixed assets as a result of Hurricane Sandy.

•
Income (loss) before income taxes was increased by $615 million for Corporate due to a gain the Company recognized on the deconsolidation of our Brazilian bottling operations as a result of their combination with an independent bottling partner.

•
Income (loss) before income taxes was reduced by $9 million for Bottling Investments and $140 million for Corporate due to the devaluation of the Venezuelan bolivar, including our proportionate share of the charge incurred by an equity method investee which has operations in Venezuela.

•
Income (loss) before income taxes was reduced by a net $114 million for Corporate due to the merger of four of the Company's Japanese bottling partners in which we held equity method investments prior to their merger.

•
Income (loss) before income taxes was increased by $139 million for Corporate due to a gain the Company recognized as a result of Coca-Cola FEMSA issuing additional shares of its own stock during the period at a per share amount greater than the carrying value of the Company's per share investment.

•
Income (loss) before income taxes was reduced by a net $25 million for Bottling Investments due to the Company’s proportionate share of unusual or infrequent items recorded by certain of our equity method investees.

•	Income (loss) before income taxes was reduced by $23 million for Corporate due to a charge the Company recognized on the early extinguishment of certain long-term debt.

•
Income (loss) before income taxes was increased by $1 million for Corporate due to an adjustment to the Company's loss on the sale of a controlling ownership interest in our previously consolidated Philippine bottling operations to Coca-Cola FEMSA.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments
(UNAUDITED)
(In millions)

Nine Months Ended (continued)
During the nine months ended September 28, 2012, the results of our operating segments were impacted by the following items:

•	Intersegment revenues were $488 million for Europe, $176 million for Latin America, $13 million for North America, $498 million for Pacific and $66 million for Bottling Investments.

•
Operating income (loss) and income (loss) before income taxes were reduced by $157 million for North America, $1 million for Pacific, $45 million for Bottling Investments and $18 million for Corporate due to charges related to the Company's productivity and reinvestment program as well as other restructuring initiatives. Operating income (loss) and income (loss) before income taxes were increased by $3 million for Europe, $1 million for Pacific and $5 million for Corporate due to the refinement of previously established accruals related to the Company's 2008–2011 productivity initiatives. Operating income (loss) and income (loss) before income taxes were increased by $5 million for North America due to the refinement of previously established accruals related to the Company's integration of CCE's former North America business.

•
Operating income (loss) and income (loss) before income taxes were reduced by $21 million for North America due to costs associated with the Company detecting residues of carbendazim, a fungicide that is not registered in the U.S. for use on citrus products, in orange juice imported from Brazil for distribution in the U.S.

•
Operating income (loss) and income (loss) before income taxes were reduced by $20 million for North America due to changes in the Company's ready-to-drink tea strategy as a result of our U.S. license agreement with Nestlé terminating at the end of 2012.

•
Income (loss) before income taxes was increased by $92 million for Corporate due to a gain the Company recognized as a result of Coca-Cola FEMSA issuing additional shares of its own stock during the period at a per share amount greater than the carrying value of the Company's per share investment.

•
Income (loss) before income taxes was increased by a net $33 million for Bottling Investments due to the Company’s proportionate share of unusual or infrequent items recorded by certain of our equity method investees.

•
Income (loss) before income taxes was reduced by $2 million for Eurasia and Africa, $3 million for Europe, $3 million for Latin America, $1 million for North America and $5 million for Pacific due to changes in the structure of BPW, our 50/50 joint venture with Nestlé in the ready-to-drink tea category.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
The Company reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP" or referred to herein as "reported"). However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing our ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company's performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial information does not represent a comprehensive basis of accounting.
ITEMS IMPACTING COMPARABILITY
The following information is provided to give qualitative and quantitative information related to items impacting comparability. Items impacting comparability are not defined terms within GAAP. Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies. We determine which items to consider as "items impacting comparability" based on how management views our business; makes financial, operating and planning decisions; and evaluates the Company's ongoing performance. Items such as charges, gains and accounting changes which are viewed by management as impacting only the current period or the comparable period, but not both, or as relating to different and unrelated underlying activities or events across comparable periods, are generally considered "items impacting comparability". In addition, we provide the impact that changes in foreign currency exchange rates had on our financial results ("currency neutral") as well as the impact of structural changes on our financial results.
Asset Impairments and Restructuring
Asset Impairments
During the three and nine months ended September 27, 2013, the Company recorded charges of $190 million related to certain intangible assets. These charges included $108 million related to the impairment of trademarks recorded in our Bottling Investments and Pacific operating segments. These impairments were primarily due to a strategic decision to phase out certain local-market value brands which resulted in a change in the expected useful life of the intangible assets. The charges were determined by comparing the fair value of the trademarks, derived using discounted cash flow analyses, to the current carrying value. Additionally, the remaining charge of $82 million was related to goodwill recorded in our Bottling Investments operating segment. This charge was primarily the result of management's revised outlook on market conditions and volume performance. The total impairment charges of $190 million were recorded in our Corporate operating segment.
Restructuring
During the three and nine months ended September 27, 2013, the Company recorded charges of $45 million and $86 million, respectively. The Company also recorded charges of $14 million and $44 million during the three and nine months ended September 28, 2012, respectively. These charges were related to the integration of our German bottling and distribution operations as well as other restructuring initiatives outside the scope of the Company's productivity and reinvestment program.
Productivity and Reinvestment
During the three and nine months ended September 27, 2013, the Company recorded charges of $97 million and $312 million, respectively. The Company also recorded charges of $59 million and $177 million during the three and nine months ended September 28, 2012, respectively. These charges were related to our productivity and reinvestment program. This program is designed to further enable our efforts to strengthen our brands and reinvest our resources to drive long-term profitable growth. The first component of this program is a global productivity initiative focused around four primary areas: global supply chain optimization; global marketing and innovation effectiveness; operating expense leverage and operational excellence; and data and information technology systems standardization.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
Productivity and Reinvestment (continued)
The second component of our productivity and reinvestment program involves an integration initiative in North America related to our acquisition of Coca-Cola Enterprises' ("CCE") former North America business. The Company has identified incremental synergies in North America, primarily in the area of our North American product supply operations, which will enable us to better serve our customers and consumers.
As a combined productivity and reinvestment program, the Company anticipates generating annualized savings of $550 million to $650 million which will be phased in over time. We expect to begin fully realizing the annual benefits of these savings in 2015, the final year of the program.
Productivity Initiatives
During the nine months ended September 27, 2013, the Company reversed charges of $2 million. During the three and nine months ended September 28, 2012, the Company reversed charges of $6 million and $9 million, respectively. These reversals were related to previously established accruals associated with our 2008–2011 productivity initiatives. These initiatives were focused on providing additional flexibility to invest for growth and impacted a number of areas, including aggressively managing operating expenses supported by lean techniques; redesigning key processes to drive standardization and effectiveness; better leveraging our size and scale; and driving savings in indirect costs.
Equity Investees
During the three and nine months ended September 27, 2013, the Company recorded net gains of $8 million and net charges of $25 million, respectively. During the three and nine months ended September 28, 2012, the Company recorded net charges of $10 million and net gains of $33 million, respectively. These amounts represent the Company’s proportionate share of unusual or infrequent items recorded by certain of our equity method investees.
CCE Transaction
During the three and nine months ended September 27, 2013, the Company reversed charges of $2 million. During the three and nine months ended September 28, 2012, the Company reversed charges of $5 million. These reversals were related to previously established accruals associated with the Company's integration of CCE's former North America business.
Transaction Gains/Losses
During the three and nine months ended September 27, 2013, the Company recorded a gain of $615 million related to the deconsolidation of our Brazilian bottling operations upon their combination with an independent bottler. Subsequent to this transaction, the Company accounts for our investment in the newly combined Brazilian bottling operations under the equity method of accounting.
In 2012, four of the Company's Japanese bottling partners announced their intent to merge as Coca-Cola East Japan Bottling Company, Ltd. ("CCEJ"), a publicly traded entity, through a share exchange. The merger was completed effective July 1, 2013. The terms of the merger agreement include the issuance of new shares of one of the publicly traded bottlers in exchange for 100 percent of the outstanding shares of the remaining three bottlers according to an agreed upon share exchange ratio. As a result, the Company recorded a gain of $30 million during the three months ended September 27, 2013, based on the value of the shares the Company received on July 1, 2013. This gain partially offset a loss the Company recorded during the second quarter of 2013 for those investments in which the Company’s carrying value was higher than the fair value of the shares expected to be received. In total, the Company recorded a net loss of $114 million during the nine months ended September 27, 2013, related to our investment in the entities that merged to form CCEJ.
As a result of the transactions described above in Brazil and Japan, the Company recorded a charge of $60 million during the three and nine months ended September 27, 2013. This charge was due to the deferral of the revenue and corresponding gross profit associated with the intercompany portion of our concentrate sales to CCEJ and the newly combined Brazilian bottling operations until the finished beverage products made from those concentrates are sold to a third party.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
Transaction Gains/Losses (continued)
In addition to the items above, during the nine months ended September 27, 2013, the Company recorded a gain of $139 million due to Coca-Cola FEMSA issuing additional shares of its own stock during the period at a per share amount greater than the carrying value of the Company's per share investment, charges of $7 million due to transaction costs associated with certain of our bottling partners and a benefit of $1 million due to an adjustment to the Company's loss on the sale of a majority ownership interest in our previously consolidated Philippine bottling operations to Coca-Cola FEMSA in January 2013.
During the nine months ended September 28, 2012, the Company recognized a gain of $92 million due to Coca-Cola FEMSA issuing additional shares of its own stock during the period at a per share amount greater than the carrying value of the Company's per share investment.
Certain Tax Matters
During the three and nine months ended September 27, 2013, the Company recorded a net tax benefit of $20 million related to amounts required to be recorded for changes to our uncertain tax positions, including interest and penalties.
During the three and nine months ended September 28, 2012, the Company recorded a net tax charge of $7 million and a net tax benefit of $26 million, respectively, related to amounts required to be recorded for changes to our uncertain tax positions, including interest and penalties. The net tax benefit recorded during the nine months ended September 28, 2012, also included the impact of the reversal of certain valuation allowances.
Other Items
Impact of Natural Disasters
On October 29, 2012, Hurricane Sandy caused widespread flooding and wind damage across the mid-Atlantic region of the United States, primarily in New York and New Jersey. During the nine months ended September 27, 2013, the Company reversed charges of $3 million due to the refinement of previously established accruals related to the loss or damage of certain fixed assets resulting from the hurricane.
Economic (Nondesignated) Hedges
The Company uses derivatives as economic hedges to mitigate the price risk associated with the purchase of materials used in the manufacturing process as well as the purchase of vehicle fuel. Although these derivatives were not designated and/or did not qualify for hedge accounting, they are effective economic hedges. The changes in fair values of these economic hedges are immediately recognized into earnings.
The Company excludes the net impact of mark-to-market adjustments for outstanding hedges and realized gains/losses for settled hedges from our non-GAAP financial information until the period in which the underlying exposure being hedged impacts our condensed consolidated statement of income. We believe this adjustment provides meaningful information related to the benefits of our economic hedging activities. During the three months ended September 27, 2013, and September 28, 2012, the net impact of the Company's adjustment related to our economic hedging activities described above resulted in a decrease to our non-GAAP operating income of $25 million and $74 million, respectively. During the nine months ended September 27, 2013, and September 28, 2012, the net impact of the Company's adjustment related to our economic hedging activities described above resulted in an increase of $95 million and a decrease of $77 million, respectively, to our non-GAAP operating income.
Early Extinguishment of Long-Term Debt
During the nine months ended September 27, 2013, the Company recorded a charge of $23 million due to the early extinguishment of certain long-term debt.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
Other Items (continued)
Hyperinflationary Economies
During the nine months ended September 27, 2013, the Company recorded a charge of $149 million related to the devaluation of the Venezuelan bolivar, including our proportionate share of the charge incurred by an equity method investee which has operations in Venezuela.
Fixed Assets
During the three and nine months ended September 27, 2013, the Company recorded a charge of $11 million associated with certain of the Company's fixed assets.
Beverage Partners Worldwide and License Agreement with Nestlé S.A.
During the nine months ended September 28, 2012, the Company recorded charges of $14 million due to changes in the structure of Beverage Partners Worldwide ("BPW"), our 50/50 joint venture with Nestlé S.A. ("Nestlé") in the ready-to-drink tea category. In addition, during the nine months ended September 28, 2012, the Company recorded charges of $20 million due to changes in our ready-to-drink tea strategy as a result of our U.S. license agreement with Nestlé terminating at the end of 2012.
Brazilian Orange Juice
In December 2011, the Company learned that orange juice being imported from Brazil contained residues of carbendazim, a fungicide that is not registered in the U.S. for use on citrus products. As a result, the Company began purchasing additional supplies of Florida orange juice at a higher cost than Brazilian orange juice. During the three and nine months ended September 28, 2012, the Company incurred charges of $9 million and $21 million, respectively, related to these events, including the increased raw material costs.
Currency Neutral
Management evaluates the operating performance of our Company and our international subsidiaries on a currency neutral basis. We determine our currency neutral operating results by dividing or multiplying, as appropriate, our current period actual U.S. dollar operating results by the current period actual exchange rates (that include the impact of current period currency hedging activities), to derive our current period local currency operating results. We then multiply or divide, as appropriate, the derived current period local currency operating results by the foreign currency exchange rates (that also include the impact of the comparable prior period currency hedging activities) used to translate the Company's financial statements in the comparable prior year period to determine what the current period U.S. dollar operating results would have been if the foreign currency exchange rates had not changed from the comparable prior year period.
Structural Changes
Structural changes generally refer to acquisitions or dispositions of bottling, distribution or canning operations and consolidation or deconsolidation of bottling and distribution entities for accounting purposes. In 2012, the Company acquired bottling operations in Vietnam, Cambodia and Guatemala.  In 2013, the Company acquired bottling operations in Myanmar and deconsolidated our Philippine and Brazilian bottling operations. Accordingly, these acquisition and disposal activities have been included as structural items in our analysis of the impact of these changes on certain line items in our condensed consolidated statements of income.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Three Months Ended September 27, 2013
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$12,030	$4,793	$7,237	60.2%	$4,424	$341	$2,472	20.5%
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—		—	(235)	235
Productivity & Reinvestment	—	—	—		—	(97)	97
Productivity Initiatives	—	—	—		—	—	—
Equity Investees	—	—	—		—	—	—
CCE Transaction	—	—	—		—	2	(2)
Transaction Gains/Losses	78	18	60		—	—	60
Certain Tax Matters	—	—	—		—	—	—
Other Items	7	32	(25)		—	(11)	(14)
After Considering Items (Non-GAAP)	$12,115	$4,843	$7,272	60.0%	$4,424	$—	$2,848	23.5%

	Three Months Ended September 28, 2012
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$12,340	$4,853	$7,487	60.7%	$4,630	$64	$2,793	22.6%
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—		—	(14)	14
Productivity & Reinvestment	—	—	—		—	(59)	59
Productivity Initiatives	—	—	—		—	6	(6)
Equity Investees	—	—	—		—	—	—
CCE Transaction	—	—	—		—	5	(5)
Transaction Gains/Losses	—	—	—		—	—	—
Certain Tax Matters	—	—	—		—	—	—
Other Items	4	52	(48)		19	(2)	(65)
After Considering Items (Non-GAAP)	$12,344	$4,905	$7,439	60.3%	$4,649	$—	$2,790	22.6%

Currency Neutral:	Net operating revenues	Cost of goods sold	Gross profit		Selling, general and administrative expenses	Other operating charges	Operating income
% Change — Reported (GAAP)	(3)	(1)	(3)		(4)	429	(12)
% Currency Impact	(2)	(1)	(2)		(1)	N/A	(4)
% Change — Currency Neutral Reported	(1)	—	(1)		(3)	N/A	(7)
% Structural Impact	(4)	(6)	(3)		(3)	N/A	(1)
% Change — Currency Neutral Reported and Adjusted for Structural Items	3	6	2		—	N/A	(6)

% Change — After Considering Items (Non-GAAP)	(2)	(1)	(2)		(5)	N/A	2
% Currency Impact After Considering Items (Non-GAAP)	(2)	(1)	(2)		(1)	N/A	(5)
% Change — Currency Neutral After Considering Items (Non-GAAP)	—	—	—		(4)	N/A	7
% Structural Impact After Considering Items (Non-GAAP)	(4)	(5)	(3)		(3)	N/A	(2)
% Change — Currency Neutral After Considering Items and Adjusted for Structural Items (Non-GAAP)	4	6	3		—	N/A	8

Note:	Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Three Months Ended September 27, 2013
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes	Effective tax rate	Net income attributable to noncontrolling interests	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share[1]
Reported (GAAP)	$90	$204	$658	$3,380	$925	27.4%	$8	$2,447	$0.54
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	235	—		—	235	0.05
Productivity & Reinvestment	—	—	—	97	37		—	60	0.01
Productivity Initiatives	—	—	—	—	—		—	—	—
Equity Investees	—	(8)	—	(8)	(8)		—	—	—
CCE Transaction	—	—	—	(2)	(1)		—	(1)	—
Transaction Gains/Losses	—	—	(645)	(585)	(255)		—	(330)	(0.07)
Certain Tax Matters	—	—	—	—	20		—	(20)	—
Other Items	—	—	—	(14)	(5)		—	(9)	—
After Considering Items (Non-GAAP)	$90	$196	$13	$3,103	$713	23.0%	$8	$2,382	$0.53

	Three Months Ended September 28, 2012
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes	Effective tax rate	Net income attributable to noncontrolling interests	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share[2]
Reported (GAAP)	$102	$252	$23	$3,084	$755	24.5%	$18	$2,311	$0.50
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	14	—		—	14	—
Productivity & Reinvestment	—	—	—	59	21		—	38	0.01
Productivity Initiatives	—	—	—	(6)	(2)		—	(4)	—
Equity Investees	—	10	—	10	1		—	9	—
CCE Transaction	—	—	—	(5)	(2)		—	(3)	—
Transaction Gains/Losses	—	—	—	—	—		—	—	—
Certain Tax Matters	—	—	—	—	(7)		—	7	—
Other Items	—	—	—	(65)	(25)		1	(41)	(0.01)
After Considering Items (Non-GAAP)	$102	$262	$23	$3,091	$741	24.0%	$19	$2,331	$0.51

	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes		Net income attributable to noncontrolling interests	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share
% Change — Reported (GAAP)	(11)	(19)	2,906	10	23		(61)	6	8
% Change — After Considering Items (Non-GAAP)	(11)	(25)	(38)	—	(4)		(61)	2	4

Note:	Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

[1]	4,498 million average shares outstanding — diluted

[2]	4,587 million average shares outstanding — diluted
Diluted net income per share growth after considering items impacting comparability for the three months ended September 27, 2013, included an unfavorable currency impact of approximately 5%. Currency neutral diluted net income per share growth after considering items impacting comparability for the three months ended September 27, 2013, is approximately 9%.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Nine Months Ended September 27, 2013
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$35,814	$14,106	$21,708	60.6%	$12,991	$594	$8,123	22.7%
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—		—	(276)	276
Productivity & Reinvestment	—	—	—		—	(312)	312
Productivity Initiatives	—	—	—		—	2	(2)
Equity Investees	—	—	—		—	—	—
CCE Transaction	—	—	—		—	2	(2)
Transaction Gains/Losses	78	18	60		(5)	(2)	67
Certain Tax Matters	—	—	—		—	—	—
Other Items	10	(81)	91		(4)	(8)	103
After Considering Items (Non-GAAP)	$35,902	$14,043	$21,859	60.9%	$12,982	$—	$8,877	24.7%

	Nine Months Ended September 28, 2012
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$36,562	$14,425	$22,137	60.5%	$13,308	$233	$8,596	23.5%
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—		—	(44)	44
Productivity & Reinvestment	—	—	—		—	(177)	177
Productivity Initiatives	—	—	—		—	9	(9)
Equity Investees	—	—	—		—	—	—
CCE Transaction	—	—	—		—	5	(5)
Transaction Gains/Losses	—	—	—		—	—	—
Certain Tax Matters	—	—	—		—	—	—
Other Items	5	50	(45)		17	(26)	(36)
After Considering Items (Non-GAAP)	$36,567	$14,475	$22,092	60.4%	$13,325	$—	$8,767	24.0%

Currency Neutral:	Net operating revenues	Cost of goods sold	Gross profit		Selling, general and administrative expenses	Other operating charges	Operating income
% Change — Reported (GAAP)	(2)	(2)	(2)		(2)	155	(6)
% Currency Impact	(2)	(1)	(2)		(1)	N/A	(4)
% Change — Currency Neutral Reported	—	(1)	—		(1)	N/A	(2)
% Structural Impact	(3)	(4)	(2)		(2)	N/A	(1)
% Change - Currency Neutral Reported and Adjusted for Structural Items	3	3	2		1	N/A	(1)

% Change — After Considering Items (Non-GAAP)	(2)	(3)	(1)		(3)	N/A	1
% Currency Impact After Considering Items (Non-GAAP)	(2)	(1)	(2)		(1)	N/A	(4)
% Change — Currency Neutral After Considering Items (Non-GAAP)	—	(2)	1		(1)	N/A	5
% Structural Impact After Considering Items (Non-GAAP)	(2)	(4)	(2)		(2)	N/A	(1)
% Change — Currency Neutral After Considering Items and Adjusted for Structural Items (Non-GAAP)	3	2	3		1	N/A	6

Note:	Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions except per share data)

	Nine Months Ended September 27, 2013
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes	Effective tax rate	Net income attributable to noncontrolling interests	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share[1]
Reported (GAAP)	$314	$537	$522	$9,249	$2,331	25.2%	$44	$6,874	$1.52
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	276	—		—	276	0.06
Productivity & Reinvestment	—	—	—	312	115		—	197	0.04
Productivity Initiatives	—	—	—	(2)	(1)		—	(1)	—
Equity Investees	—	25	—	25	(5)		—	30	0.01
CCE Transaction	—	—	—	(2)	(1)		—	(1)	—
Transaction Gains/Losses	—	—	(641)	(574)	(307)		—	(267)	(0.06)
Certain Tax Matters	—	—	—	—	20		—	(20)	—
Other Items	(23)	9	140	275	46		—	229	0.05
After Considering Items (Non-GAAP)	$291	$571	$21	$9,559	$2,198	23.0%	$44	$7,317	$1.62

	Nine Months Ended September 28, 2012
	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes	Effective tax rate	Net income attributable to noncontrolling interests	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share[2]
Reported (GAAP)	$302	$637	$156	$9,432	$2,236	23.7%	$43	$7,153	$1.56
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	44	—		—	44	0.01
Productivity & Reinvestment	—	—	—	177	65		—	112	0.02
Productivity Initiatives	—	—	—	(9)	(3)		—	(6)	—
Equity Investees	—	(33)	—	(33)	(2)		—	(31)	(0.01)
CCE Transaction	—	—	—	(5)	(2)		—	(3)	—
Transaction Gains/Losses	—	—	(92)	(92)	(33)		—	(59)	(0.01)
Certain Tax Matters	—	—	—	—	26		—	(26)	(0.01)
Other Items	—	14	—	(22)	(9)		1	(14)	—
After Considering Items (Non-GAAP)	$302	$618	$64	$9,492	$2,278	24.0%	$44	$7,170	$1.56

	Interest expense	Equity income (loss) — net	Other income (loss) — net	Income before income taxes	Income taxes		Net income attributable to noncontrolling interests	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share
% Change — Reported (GAAP)	4	(16)	236	(2)	4		—	(4)	(2)
% Change — After Considering Items (Non-GAAP)	(3)	(8)	(66)	1	(3)		(1)	2	4

Note:	Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

[1]	4,518 million average shares outstanding — diluted

[2]	4,593 million average shares outstanding — diluted
Diluted net income per share growth after considering items impacting comparability for the nine months ended September 27, 2013, included an unfavorable currency impact of approximately 4%. Currency neutral diluted net income per share growth after considering items impacting comparability for the nine months ended September 27, 2013, is approximately 8%.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Operating Income (Loss) by Segment:

	Three Months Ended September 27, 2013
	Eurasia & Africa	Europe	Latin America	North America	Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$231	$742	$720	$803	$575	$22	$(621)	$2,472
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	—	—	45	190	235
Productivity & Reinvestment	—	1	—	53	2	—	41	97
Productivity Initiatives	—	—	—	—	—	—	—	—
CCE Transaction	—	—	—	(2)	—	—	—	(2)
Transaction Gains/Losses	—	—	5	—	55	—	—	60
Other Items	—	—	—	(24)	11	(8)	7	(14)
After Considering Items (Non-GAAP)	$231	$743	$725	$830	$643	$59	$(383)	$2,848

	Three Months Ended September 28, 2012
	Eurasia & Africa	Europe	Latin America	North America	Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$244	$698	$734	$832	$613	$44	$(372)	$2,793
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	—	—	14	—	14
Productivity & Reinvestment	—	—	—	48	1	—	10	59
Productivity Initiatives	—	—	—	—	(1)	—	(5)	(6)
CCE Transaction	—	—	—	(5)	—	—	—	(5)
Transaction Gains/Losses	—	—	—	—	—	—	—	—
Other Items	—	—	—	(71)	—	3	3	(65)
After Considering Items (Non-GAAP)	$244	$698	$734	$804	$613	$61	$(364)	$2,790

Currency Neutral Operating Income (Loss) by Segment:

	Eurasia & Africa	Europe	Latin America	North America	Pacific	Bottling Investments	Corporate	Consolidated
% Change — Reported (GAAP)	(6)	6	(2)	(3)	(6)	(48)	(67)	(12)
% Currency Impact	(11)	1	(12)	—	(1)	8	(1)	(4)
% Change — Currency Neutral Reported	5	6	10	(3)	(5)	(56)	(66)	(7)

% Change — After Considering Items (Non-GAAP)	(6)	6	(1)	3	5	(1)	(5)	2
% Currency Impact After Considering Items (Non-GAAP)	(11)	1	(12)	—	(4)	10	—	(5)
% Change — Currency Neutral After Considering Items (Non-GAAP)	5	6	11	3	8	(11)	(6)	7

Note:	Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Operating Income (Loss) by Segment:

	Nine Months Ended September 27, 2013
	Eurasia & Africa	Europe	Latin America	North America	Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$845	$2,261	$2,209	$1,875	$2,024	$186	$(1,277)	$8,123
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	—	—	86	190	276
Productivity & Reinvestment	2	7	—	190	16	—	97	312
Productivity Initiatives	—	—	—	—	(1)	—	(1)	(2)
CCE Transaction	—	—	—	(2)	—	—	—	(2)
Transaction Gains/Losses	—	—	5	—	55	—	7	67
Other Items	—	—	—	85	11	(1)	8	103
After Considering Items (Non-GAAP)	$847	$2,268	$2,214	$2,148	$2,105	$271	$(976)	$8,877

	Nine Months Ended September 28, 2012
	Eurasia & Africa	Europe	Latin America	North America	Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$806	$2,290	$2,164	$2,039	$2,089	$169	$(961)	$8,596
Items Impacting Comparability:
Asset Impairments/Restructuring	(1)	—	—	—	—	45	—	44
Productivity & Reinvestment	1	—	—	157	1	—	18	177
Productivity Initiatives	—	(3)	—	—	(1)	—	(5)	(9)
CCE Transaction	—	—	—	(5)	—	—	—	(5)
Transaction Gains/Losses	—	—	—	—	—	—	—	—
Other Items	—	—	—	(48)	—	6	6	(36)
After Considering Items (Non-GAAP)	$806	$2,287	$2,164	$2,143	$2,089	$220	$(942)	$8,767

Currency Neutral Operating Income (Loss) by Segment:

	Eurasia & Africa	Europe	Latin America	North America	Pacific	Bottling Investments	Corporate	Consolidated
% Change — Reported (GAAP)	5	(1)	2	(8)	(3)	10	(33)	(6)
% Currency Impact	(8)	(1)	(9)	—	(2)	(4)	1	(4)
% Change — Currency Neutral Reported	13	—	11	(8)	(1)	14	(34)	(2)

% Change — After Considering Items (Non-GAAP)	5	(1)	2	—	1	23	(4)	1
% Currency Impact After Considering Items (Non-GAAP)	(8)	(1)	(9)	—	(3)	(2)	1	(4)
% Change — Currency Neutral After Considering Items (Non-GAAP)	13	—	11	—	3	25	(5)	5

Note:	Certain columns may not add due to rounding. Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)

Operating Expense Leverage:

	Three Months Ended September 27, 2013
	Operating income	Gross profit	Operating expense leverage[1]
% Change — Reported (GAAP)	(12)	(3)	(8)
% Change — Currency Neutral Reported	(7)	(1)	(6)
% Change — Currency Neutral Reported and Adjusted for Structural Items	(6)	2	(7)

% Change — After Considering Items (Non-GAAP)	2	(2)	4
% Change — Currency Neutral After Considering Items (Non-GAAP)	7	—	7
% Change — Currency Neutral After Considering Items and Adjusted for Structural Items (Non-GAAP)	8	3	5

	Nine Months Ended September 27, 2013
	Operating income	Gross profit	Operating expense leverage[1]
% Change — Reported (GAAP)	(6)	(2)	(4)
% Change — Currency Neutral Reported	(2)	—	(2)
% Change — Currency Neutral Reported and Adjusted for Structural Items	(1)	2	(3)

% Change — After Considering Items (Non-GAAP)	1	(1)	2
% Change — Currency Neutral After Considering Items (Non-GAAP)	5	1	4
% Change — Currency Neutral After Considering Items and Adjusted for Structural Items (Non-GAAP)	6	3	3
Note: Certain rows may not add due to rounding.

[1]	Operating expense leverage is calculated by subtracting gross profit growth from operating income growth.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP and Non-GAAP Financial Measures
(UNAUDITED)
(In millions)

Purchases and Issuances of Stock:

	Nine Months Ended September 27, 2013	Nine Months Ended September 28, 2012
Reported (GAAP)
Issuances of Stock	$1,079	$1,319
Purchases of Stock for Treasury	(3,892)	(3,619)
Net Change in Stock Issuance Receivables[1]	(17)	(5)
Net Change in Treasury Stock Payables[2]	62	(32)
Net Treasury Share Repurchases (Non-GAAP)	$(2,768)	$(2,337)

[1]	Represents the net change in receivables related to employee stock options exercised but not settled prior to the end of the quarter.

[2]	Represents the net change in payables for treasury shares repurchased but not settled prior to the end of the quarter.

About The Coca-Cola Company
The Coca-Cola Company (NYSE: KO) is the world's largest beverage company, refreshing consumers with more than 500 sparkling and still brands. Led by Coca-Cola, one of the world's most valuable and recognizable brands, our Company's portfolio features 16 billion-dollar brands including Diet Coke, Fanta, Sprite, Coca-Cola Zero, vitaminwater, Powerade, Minute Maid, Simply, Georgia and Del Valle. Globally, we are the No. 1 provider of sparkling beverages, ready-to-drink coffees, and juices and juice drinks. Through the world's largest beverage distribution system, consumers in more than 200 countries enjoy our beverages at a rate of more than 1.8 billion servings a day. With an enduring commitment to building sustainable communities, our Company is focused on initiatives that reduce our environmental footprint, support active, healthy living, create a safe, inclusive work environment for our associates, and enhance the economic development of the communities where we operate. Together with our bottling partners, we rank among the world's top 10 private employers with more than 700,000 system associates. For more information, visit Coca-Cola Journey at www.coca-colacompany.com, follow us on Twitter at twitter.com/CocaColaCo, visit our blog, Coca-Cola Unbottled, at www.coca-colablog.com or find us on LinkedIn at www.linkedin.com/company/the-coca-cola-company.
Forward-Looking Statements
This press release may contain statements, estimates or projections that constitute forward-looking statements as defined under U.S. federal securities laws. Generally, the words believe, expect, intend, estimate, anticipate, project, will and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from The Coca-Cola Company's historical experience and our present expectations or projections. These risks include, but are not limited to, obesity and other health concerns; scarcity and quality of water; changes in the nonalcoholic beverages business environment, including changes in consumer preferences based on health and nutrition considerations and obesity concerns, shifting consumer tastes and needs, changes in lifestyles and competitive product and pricing pressures; risks related to the assets acquired and liabilities assumed in the acquisition, as well as the integration, of Coca-Cola Enterprises Inc.'s former North America business; continuing uncertainty in the credit and equity market conditions; increased competition; our ability to expand our operations in developing and emerging markets; foreign currency exchange rate fluctuations; increases in interest rates; our ability to maintain good relationships with our bottling partners; the financial condition of our bottling partners; increases in income tax rates or changes in income tax laws; increases in indirect taxes or new indirect taxes; our ability and the ability of our bottling partners to maintain good labor relations, including the ability to renew collective bargaining agreements on satisfactory terms and avoid strikes, work stoppages or labor unrest; increase in the cost, disruption of supply or shortage of energy; increase in cost, disruption of supply or shortage of ingredients or packaging materials; changes in laws and regulations relating to beverage containers and packaging, including container deposit, recycling, eco-tax and/or product stewardship laws or regulations; adoption of significant additional labeling or warning requirements; unfavorable general economic conditions in the United States or other major markets; unfavorable economic and political conditions in international markets, including civil unrest and product boycotts; litigation uncertainties; adverse weather conditions; our ability to maintain brand image and corporate reputation as well as other product issues such as product recalls; changes in, or our failure to comply with, laws and regulations applicable to our products or our business operations; changes in accounting standards and taxation requirements; our ability to achieve overall long-term goals; our ability to protect our information technology infrastructure; additional impairment charges; our ability to successfully manage Company-owned or controlled bottling operations; the impact of climate change on our business; global or regional catastrophic events; and other risks discussed in our Company's filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Coca-Cola Company undertakes no obligation to publicly update or revise any forward-looking statements.
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